Exhibit 23.1

Mayer Hoffman McCann P.C. 13577 Feather Sound Drive, Suite 400 ■ Clearwater, FL 33762 Main: 727.572.1400 ■ Fax: 727.571.1933 ■ www.mhmcpa.com

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2021, with respect to the consolidated financial statements included in the Annual Report of Dyadic International, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Dyadic International, Inc. on Form S-3 (File No. 333-245687) and Form S-8 (File No. 333-231712).

/s/ Mayer Hoffman McCann P.C.

Clearwater, Florida

July 27, 2021